Exhibit 12 (b)

                      GENERAL ELECTRIC CAPITAL CORPORATION
                           AND CONSOLIDATED AFFILIATES
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              Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends



                                                                        Years ended December 31
                                                    -----------------------------------------------------------------
 (Dollars in millions)                                 2000          1999         1998         1997          1996
                                                    ------------  -----------  ------------ ------------  -----------
 Net earnings ....................................  $   4,289    $    4,208    $   3,374    $   2,729     $   2,632
 Provision for income taxes ......................      1,555         1,553        1,185          997         1,172
 Minority interest ...............................         86            68           49           40            86
                                                    ------------  -----------  ------------ ------------  -----------

 Earnings before income taxes and minority
  interest .......................................      5,930         5,829        4,608        3,766         3,890
                                                    ------------  -----------  ------------ ------------  -----------
 Fixed charges:
   Interest ......................................     10,763         9,183        8,772        7,440         7,114
   One-third of rentals ..........................        381           345          289          240           177
                                                    ------------  -----------  ------------ ------------  -----------

 Total fixed charges .............................     11,144         9,528        9,061        7,680         7,291
 Less interest capitalized, net of amortization ..       (121)          (87)         (88)         (52)          (41)
                                                    ------------  -----------  ------------ ------------  -----------

 Earnings before income taxes and minority
  interest plus fixed charges ....................  $  16,953      $ 15,270     $ 13,581     $ 11,394      $ 11,140
                                                    ============  ===========  ============ ============  ===========

 Preferred stock dividend requirements ...........  $     126    $      115   $       97  $        78   $        76

 Ratio of earnings before provision for income
  taxes to net earnings ..........................       1.36          1.37         1.35         1.37          1.45
                                                    ------------  -----------  ------------ ------------  -----------

 Preferred stock dividend factor on pre-tax basis         171           157          131          107           110
 Fixed charges ...................................     11,144         9,528        9,061        7,680         7,291
                                                    ------------  -----------  ------------ ------------  -----------

 Total fixed charges and preferred stock dividend
  requirements ...................................  $  11,315     $   9,685    $   9,192    $   7,787     $   7,401
                                                    ============  ===========  ============ ============  ===========

 Ratio of earnings to combined fixed charges and
  preferred stock dividends ......................       1.50          1.58         1.48         1.46          1.51
                                                    ============  ===========  ============ ============  ===========

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